Exhibit 99.1

Digimarc Cancels Conference Call Scheduled to
Provide a Business Update

Beaverton, OR – Dec. 1, 2004 – Digimarc Corporation (NASDAQ: DMRCE) today announced that it has canceled the conference call scheduled for Thursday, Dec. 2, 2004, to provide a general business update.  The company has substantially completed its review of prior period financial statements and is submitting its findings to its independent auditors.  Bruce Davis, Digimarc chairman and CEO, concluded, “We are now at a stage of management review and implementation relative to the restatement that makes the call untimely.  We intend to hold a call upon completion of the restatement instead.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable the production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and the District of Columbia and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 183 issued U.S. patents with more than 3,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including the timing and nature of the Company’s upcoming conference call, are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. The actual timing and nature of the Company’s conference call may vary materially from those expressed or implied from the statements herein or from historical precedent, due to future events as well as changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about risk factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.